EXHIBIT 99.1
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                                 NEWS RELEASE

                                   LANDAUER

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                            LANDAUER, INC. REPORTS
                       FISCAL 2009 FIRST QUARTER RESULTS

                 2009 Revenue and Earnings progress driven by
                  continued execution of strategic priorities


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com


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GLENWOOD, ILL.--FEBRUARY 3, 2009--LANDAUER, INC. (NYSE: LDR), a recognized leader in personal and environmental radiation monitoring services, today reported financial results for its fiscal 2009 first quarter ended
December 31, 2008.


FISCAL 2009 FIRST QUARTER HIGHLIGHTS

..     Revenue grew 3 percent to $22.4 million on continued demand for
      InLight products and increased domestic badge revenues.

..     Gross profit grew 5 percent to $15.3 million on increased sales and continued operating leverage.

..     Effective tax rate declined to 33.6 percent due primarily to changes in Illinois state tax law.

..     Net income rose 16 percent to $6.1 million, or $0.66 per diluted share.

"We are very pleased with our results for the first quarter of fiscal 2009, which reflect the stability of our business model, as well as our continued focus on executing our strategic priorities: optimizing our core business, driving competitive growth, and pursuing strategic expansion," stated Bill Saxelby, President and CEO of Landauer. "Our performance confirms the ongoing acceptance of our InLight suite of products, the success of our international expansion initiative, as well as the continued adoption of our offerings in the medical and nuclear markets."


DOMESTIC PERFORMANCE FUELS REVENUE GROWTH

Revenues for the first fiscal quarter of 2009 were $22.4 million, a 3 percent increase compared with the $21.8 million reported for the first fiscal quarter of 2008. Domestic revenue increased 6 percent, or $886,000, on InLight equipment demand and growth in domestic badge revenue, driven primarily by targeted price increases. International revenue declined 5 percent, or $257,000, due to the strengthening of the dollar against most foreign currencies, which reduced revenue by approximately $700,000 during the quarter.

                                    -more-

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       Landauer, Inc.   2 Science Road   Glenwood, Illinois  60425-1586
                   Telephone: 708.755.7000   landauerinc.com


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LANDAUER, INC.
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Cost of sales declined 1 percent for the quarter, while the gross margin improved to 68 percent from 67 percent in the year ago period. Operating expenses for the first fiscal quarter of 2009 declined 4 percent, or $295,000. The primary factor contributing to the decline was the timing of expense spending to re-engineer business processes and to replace the Company's IT systems that support customer relationship management and the order-to-cash cycle.

Net income for the first fiscal quarter of 2009 ended December 31, 2008 was $6.1 million, an increase of 16 percent compared with $5.3 million for the first fiscal quarter of 2008. Contributing to the growth in earnings was a reduction in the effective tax rate for the first fiscal quarter of 2009 to
33.6 percent compared with 37.3 percent for the first fiscal quarter of 2008. The reduction is due primarily to a change in the state tax rate driven by changes in the Illinois state tax law, as well as the benefit of certain tax credits realized in the quarter. The resulting diluted earnings per share for the first fiscal quarter of 2009 were $0.66 compared with $0.57 for the first fiscal quarter of 2008.


SOLID FINANCIAL POSITION

Landauer ended the first fiscal quarter of 2009 with total assets of $113.0 million and working capital of $34.1 million. At December 31, 2008, Landauer continued to be debt free. Cash provided by operating activities was $1.1 million, a decline of $7.4 million from the first fiscal quarter of 2008. The decline is due primarily to a payment to the Company's defined benefit pension plan to increase funding, an increase over prior year in employee performance compensation, and other timing related changes in the other components of working capital


FISCAL 2009 OUTLOOK

Saxelby continued, "The progress we have made in the first fiscal quarter of 2009 highlights the sustainability of our product offering and the continued global awareness of the risks of radiation exposure. While we are not fully immune to the challenging macro economy, we believe that we are well positioned to manage through this difficult period. Our strong cash generation, financial discipline and efficient cost structure support our current market opportunities, while allowing us to continually evaluate peripheral markets and technologies in which we can leverage our core competencies and further drive shareholder value."

The Company is in the process of evaluating alternatives to its current retirement programs which will reduce its long-term cost structure.
Changes to the defined benefit component of our retirement programs will likely result in a curtailment charge during fiscal 2009. In addition, the Company is in the process of evaluating the scope, cost and timing of its systems initiative that will likely result in additional capital and expense spending requirements.

Landauer's business plan for fiscal 2009 currently anticipates aggregate revenue growth for the year to be in the range of 3 - 5 percent. The Company currently anticipates a net income increase in the range of 6 - 8 percent, prior to the potential impact of retirement program changes and changes to our systems initiative.









                                    -more-


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LANDAUER, INC.
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CONFERENCE CALL DETAILS

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, February 3, 2009 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 800-240-2430 about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-405-2236, passcode 11125807#, which will be available until March 5, 2009. The replay of the call will remain available on Landauer's website for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2009 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the effectiveness of changes and upgrades to and costs associated with the Company's information systems; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended September 30, 2008, and other reports filed by the Company from time to time with the Securities and Exchange Commission.


                            FINANCIAL TABLES FOLLOW

                                    -more-


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LANDAUER, INC.
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                FIRST FISCAL QUARTER 2009 FINANCIAL HIGHLIGHTS
           (unaudited, amounts in thousands, except per share data)



                                                      Three months ended
                                                         December 31,
                                                     --------------------
                                                       2008        2007
                                                     --------    --------

Net revenues                                         $ 22,438    $ 21,809

Costs and expenses:
  Cost of sales                                         7,140       7,201
  Selling, general and administrative                   6,493       6,788
                                                     --------    --------
                                                       13,633      13,989

Operating income                                        8,805       7,820

Other income, net                                         569         704
                                                     --------    --------

Income before taxes                                     9,374       8,524
Income taxes                                            3,147       3,179
                                                     --------    --------

Income before minority interest                         6,227       5,345
Minority interest                                          85          69
                                                     --------    --------

Net income                                           $  6,142    $  5,276
                                                     ========    ========

Net income per common share:
  Basic                                              $   0.66    $   0.58
                                                     ========    ========
  Weighted average basic shares outstanding             9,280       9,160
                                                     ========    ========

  Diluted                                            $   0.66    $   0.57
                                                     ========    ========
  Weighted average diluted shares outstanding           9,310       9,227
                                                     ========    ========





















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LANDAUER, INC.
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                      SUMMARY CONSOLIDATED BALANCE SHEETS
                       (unaudited, amounts in thousands)


                                             December 31,   September 30,
                                                 2008            2008
                                            -------------   -------------

ASSETS
Current Assets:
    Cash and cash equivalents                  $   23,562      $   33,938
    Receivables, net of allowances                 23,099          19,738
    Other current assets                           16,148          15,053
                                               ----------      ----------
Total current assets                               62,809          68,729

Net property, plant and equipment                  20,697          20,185
Equity in joint venture                             6,158           5,796
Goodwill and other intangible assets,
  net of amortization                              17,918          18,102
Dosimetry devices, net of amortization              4,310           4,454
Other assets                                        1,127           1,424
                                               ----------      ----------
TOTAL ASSETS                                   $  113,019      $  118,690
                                               ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                           $    2,521      $      981
    Dividends payable                                  37           4,686
    Deferred contract revenue                      14,466          15,626
    Other current liabilities                      11,691          12,931
                                               ----------      ----------
Total current liabilities                          28,715          34,224

Non-current Liabilities:
    Pension and postretirement obligations          6,792           8,609
    Deferred income taxes                           4,666           4,622
    Other non-current liabilities                   1,462             935
                                               ----------      ----------
Total non-current liabilities                      12,920          14,166

Minority interest in subsidiary                       413             545

Stockholders' equity                               70,971          69,755
                                               ----------      ----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $  113,019      $  118,690
                                               ==========      ==========



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